Filed Pursuant to Rule 424(b)(2)

Registration No. 333-140954

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price Per Unit	Amount of Registration Fee(1)(2)
6.50% Series 2007A Preference Stock, Non-Cumulative, Par Value $100 Per Share	$225,000,000	$6,907.50

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

The fee has been satisfied by applying, pursuant to rule 457(p) under the Securities Act of 1933, as amended, $6,907.50 of previously paid filing fees totaling $124,742.50 that have not been used with respect to $1,425,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-121202 declared effective on January 12, 2005, and were not sold thereunder. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Georgia Power Company’s Registration Statement on Form S-3 (Registation No. 333-140954).

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 2007)

2,250,000 Shares

6.50% Series 2007A Preference Stock
Non-Cumulative, Par Value $100 Per Share

This is a public offering by Georgia Power Company of 2,250,000 shares of 6.50% Series 2007A Preference Stock, Non-Cumulative, Par Value $100 Per Share.

Georgia Power Company may redeem shares of the Series 2007A Preference Stock, in whole or in part, at any time (i) if the redemption date is prior to October 1, 2017, at a redemption price equal to $100.00 per share plus a make-whole premium, or (ii) if the redemption date is on or after October 1, 2017, at a redemption price equal to $100.00 per share, together, in both cases, with accrued and unpaid dividends for the current quarterly dividend period.

When, as and if declared by Georgia Power Company’s Board of Directors, dividends on the Series 2007A Preference Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2008. Dividends on the Series 2007A Preference Stock are not cumulative and, accordingly, if Georgia Power Company’s Board of Directors does not declare a dividend or declares less than a full dividend on the Series 2007A Preference Stock for a quarterly dividend period, holders of the Series 2007A Preference Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power Company will have no obligation to pay a dividend for that period, whether or not Georgia Power Company pays dividends in full or has sufficient funds to pay dividends in the future.

The Series 2007A Preference Stock will rank junior to Georgia Power Company’s preferred stock and Class A preferred stock and senior to Georgia Power Company’s common stock. The Series 2007A Preference Stock will not have any voting rights, except as set forth under “Certain Terms of the Series 2007A Preference Stock — Voting Rights.”

See “Risk Factors” on page S-3 for a description of certain risks associated with investing in the Series 2007A Preference Stock.

	Public		Proceeds to
	Offering	Underwriting	Georgia Power Company
	Price(1)	Discount	Before Expenses

Per Share	$100.00	$1.75	$98.25
Total	$225,000,000	$3,937,500	$221,062,500

(1)	Plus accrued dividends, if any, from the date of original issuance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

It is expected that the Series 2007A Preference Stock will be ready for delivery in book-entry form only through The Depository Trust Company, on or about October 11, 2007.

Joint Book-Running Managers

Citi	Lehman Brothers

Co-Managers

Cabrera Capital Markets, LLC
CastleOak Securities, L.P.
Loop Capital Markets, LLC
Toussaint Capital Partners, LLC
The Williams Capital Group, L.P.

The date of this Prospectus Supplement is October 3, 2007.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering. You must not rely on any unauthorized information or representations. This Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or any underwriter specifying the final terms of the offering is an offer to sell only the Series 2007A Preference Stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering is current only as of its respective date.

RISK FACTORS

Investing in the Series 2007A Preference Stock involves risk. Before making an investment decision, you should carefully consider the following risk factors as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Georgia Power Company or that Georgia Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series 2007A Preference Stock.

Risks Related to Georgia Power Company’s Business

For a discussion of risks to consider with respect to Georgia Power Company’s business, see the risk factors in Georgia Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, along with the disclosure related to risk factors contained in Georgia Power Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

Risks Related to the Series 2007A Preference Stock

Rating agencies may change rating methodologies, including their views on “notching” practices.

The rating methodologies for securities with features similar to Series 2007A Preference Stock are still developing and the rating agencies may change their methodologies in the future. This may include, for example, the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series 2007A Preference Stock, sometimes called “notching.” If the rating agencies were to change their practices for rating such securities in the future and the ratings of the Series 2007A Preference Stock were to be subsequently lowered, this may have a negative impact on the trading price of the Series 2007A Preference Stock.

THE COMPANY

Georgia Power Company (the “Company”) is a corporation organized under the laws of the State of Georgia on June 26, 1930. Effective July 1, 2006, Savannah Electric and Power Company, formerly a wholly-owned subsidiary of The Southern Company (“Southern”), was merged with and into the Company. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly-owned subsidiary of Southern.

The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 59,200 square mile service area comprising most of the State of Georgia.

SELECTED FINANCIAL INFORMATION

The following selected financial data for the years ended December 31, 2002 through December 31, 2006 has been derived from the Company’s audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the six months ended June 30, 2007 has been derived from the Company’s unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below under “As Adjusted” does not reflect the proposed issuance of the Series 2007A Preference Stock offered hereby.

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2007(1)
	(Millions, except ratios)

Operating Revenues	$5,119	$5,229	$5,728	$7,076	$7,246	$3,501
Earnings Before Income Taxes	1,008	1,037	1,079	1,195	1,234	492
Net Income After Dividends on Preferred Stock	639	654	683	744	787	320
Ratio of Earnings to Fixed Charges(2)	4.96	4.96	5.05	4.87	4.72	3.67
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)(3)	4.95	4.95	4.99	4.79	4.62	3.63

	Capitalization
	As of June 30, 2007
	Actual	As Adjusted(4)
	(Millions, except percentages) (unaudited)

Common Stock Equity	$6,053	$6,053	50.7%
Non-Cumulative Preferred Stock	45	45	0.4
Senior Notes	3,320	3,870	32.4
Long-term Debt Payable to Affiliated Trusts	515	206	1.7
Other Long-Term Debt	1,768	1,768	14.8

Total, excluding amounts due within one year of $1,116 million	$11,701	$11,942	100%

(1)	Due to seasonal variations in the demand for energy, operating results for the six months ended June 30, 2007 do not necessarily indicate operating results for the entire year.

(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction, and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction. For the six months ended June 30, 2007, this ratio includes interest relating to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

(3)	In computing this ratio, “Preferred Dividend Requirements” represent the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods. For the six months ended June 30, 2007, this ratio includes interest relating to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

(4)	Reflects: (i) the issuance in July 2007 of $300,000,000 aggregate principal amount of Series 2007D 6.375% Senior Notes due July 15, 2047; (ii) the issuance in August 2007 of $250,000,000 aggregate principal amount of Series 2007E 6.00% Senior Insured Monthly Notes due September 1, 2040 and (iii) the announced redemption in November 2007 of $300,000,000 aggregate principal amount of Series F Junior Subordinated Notes due November 1, 2042 and the related Flexible Trust Preferred Securities of Georgia Power Capital Trust VI (as well as $9,279,000 of such Series F Junior Subordinated Notes related to the Company’s ownership of the common securities of Georgia Power Capital Trust VI). The table does not reflect the proposed issuance of the Series 2007A Preference Stock offered hereby.

USE OF PROCEEDS

The proceeds from the sale of the Series 2007A Preference Stock, together with other monies of the Company, will be applied by the Company for the announced redemption in November 2007 of $300,000,000 aggregate principal amount of its Series F Junior Subordinated Notes due November 1, 2042 and the related Flexible Trust Preferred Securities of Georgia Power Capital Trust VI.

CERTAIN TERMS OF THE SERIES 2007A PREFERENCE STOCK

The following is a summary of the terms of the 6.50% Series 2007A Preference Stock, Non-Cumulative, Par Value $100 Per Share (the “Series 2007A Preference Stock”). This summary is not complete and should be read together with the general terms and provisions of the Preference Stock in the accompanying Prospectus under the caption“Description of the Preference Stock.” To the extent this summary is inconsistent with information in the accompanying Prospectus, this summary controls.

Dividends

Dividends on the Series 2007A Preference Stock will be payable, when, as and if declared by the Company’s Board of Directors out of funds legally available, at a rate per annum equal to 6.50%.

Dividends on the Series 2007A Preference Stock are payable on January 1, April 1, July 1 and October 1 of each year (each a “Dividend Payment Date”), commencing on January 1, 2008, when, as and if declared by the Company’s Board of Directors, or, if any such date is not a business day, on the next business day.

Dividends on the Series 2007A Preference Stock are not cumulative, and accordingly, if the Company’s Board of Directors does not declare a dividend or declares less than a full dividend on the Series 2007A Preference Stock for a quarterly dividend period, holders of the Series 2007A Preference Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and the Company will have no obligation to pay a dividend for that period, whether or not the Company pays dividends in full or has sufficient funds to pay dividends in the future.

So long as any shares of the Company’s preferred stock (the “Preferred Stock”) or Class A Preferred Stock (the “Class A Preferred Stock”) are outstanding, no dividends may be declared on the Company’s common stock or Preference Stock (including the Series 2007A Preference Stock) or on any other kind of stock over which the Preferred Stock and the Class A Preferred Stock have preference as to the payment of dividends, nor may the Company purchase, redeem or retire such stock, unless (i) full dividends upon all shares of cumulative Preferred Stock and Class A Preferred Stock outstanding for all past dividend periods shall have been paid or declared and set apart for payment and the full dividend for the then-current dividend period shall have been or concurrently shall be declared and (ii) full dividends for the then-current dividend period on all shares of non-cumulative Preferred Stock and Class A Preferred Stock outstanding shall have been paid or declared and set apart for payment.

So long as any shares of the Preference Stock, including the Series 2007A Preference Stock, are outstanding, no dividends may be declared on the Company’s common stock or on any other kind of stock over which the Preference Stock has preference as to the payment of dividends, nor may the Company purchase, redeem or retire such stock, unless (i) full dividends upon all shares of cumulative Preference Stock outstanding for all past dividend periods shall have been paid or declared and set apart for payment and the full dividend for the then-current dividend period shall have been or concurrently shall be declared and (ii) full dividends for the then-current dividend period on all shares of non-cumulative Preference Stock (including the Series 2007A Preference Stock) outstanding shall have been paid or declared and set apart for payment.

Ranking

The Series 2007A Preference Stock will rank junior to the Preferred Stock and the Class A Preferred Stock with respect to payment of dividends and distribution of assets upon the Company’s liquidation, dissolution or winding up. As of June 30, 2007, the Company had 50,000,000 authorized shares of Class A

Preferred Stock, of which 1,800,000 shares ($45,000,000 aggregate liquidation amount) of non-cumulative Class A Preferred Stock were outstanding, and 5,000,000 authorized shares of Preferred Stock, of which no shares were outstanding.

The Series 2007A Preference Stock will rank senior to the Company’s common stock and to any other equity securities that the Company may issue in the future that by their terms rank junior to the Series 2007A Preference Stock with respect to the payment of dividends and distribution of assets upon the Company’s liquidation, dissolution or winding up.

The Series 2007A Preference Stock will rank equally with any other shares of Preference Stock and with any of the Company’s other equity securities that the Company may issue in the future, the terms of which provide that such shares or securities will rank equally with the Preference Stock with respect to payment of dividends and distribution of assets upon the Company’s liquidation, dissolution or winding up. As of June 30, 2007, the Company had 15,000,000 authorized shares of Preference Stock, of which no shares were outstanding.

Redemption

The Company shall have the right to redeem the Series 2007A Preference Stock, in whole or in part, from time to time, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to:

(i) if the date on which the shares of the Series 2007A Preference Stock are to be redeemed (the “Redemption Date”) is prior to October 1, 2017 (the “Initial Redemption Date”), the greater of (1) $100.00 per share of the Series 2007A Preference Stock to be redeemed or (2) the sum of the present values of the liquidation amount and the remaining scheduled dividend payments on the shares of the Series 2007A Preference Stock to be redeemed to the Initial Redemption Date (for purposes of this calculation, the $100.00 per share liquidation amount of the Series 2007A Preference Stock is deemed payable on the Initial Redemption Date and the remaining scheduled dividend payments are those dividend payments payable on or before the Initial Redemption Date (presuming full dividends are declared for each Dividend Payment Date for the period from the Dividend Payment Date immediately preceding the Redemption Date to the Initial Redemption Date) (excluding any accrued and unpaid dividends (whether or not declared) to the Redemption Date)) discounted (for purposes of determining present value) to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus 25 basis points; or

(ii) if the Redemption Date is on or after the Initial Redemption Date, $100.00 per share of the Series 2007A Preference Stock to be redeemed,

plus, in each case, an amount equal to the amount of the accrued and unpaid dividends (whether or not declared) from the Dividend Payment Date immediately preceding the Redemption Date to but excluding the Redemption Date, but without accumulation of unpaid dividends on the Series 2007A Preference Stock for prior dividend periods (the “Redemption Price”).

The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series 2007A Preference Stock to the Initial Redemption Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate securities of comparable maturity to the Initial Redemption Date.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such

Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Lehman Brothers Inc. or a primary United States Government securities dealer in New York City appointed by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such Redemption Date).

“Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

For any shares of Series 2007A Preference Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the Redemption Price, will cease as of the Redemption Date.

No sinking fund will be provided for the purchase or redemption of the Series 2007A Preference Stock.

It is the Company’s intention to redeem or repurchase shares of the Series 2007A Preference Stock only from proceeds from the receipt of capital contributions or the issuance of new capital offerings whose rating agency equity treatment at the time of such redemption or repurchase is equal to, or greater than, the shares of the Series 2007A Preference Stock being redeemed or repurchased, which proceeds are received within 180 days prior to the applicable Redemption Date or repurchase date.

Liquidation Rights

Upon voluntary or involuntary liquidation of the Company, the holders of the Series 2007A Preference Stock, without any preference over the holders of any other series of Preference Stock, out of the Company’s assets available for distribution to the holders of the Preference Stock following the satisfaction of all claims ranking senior to the Preference Stock, including the claims of the holders of any outstanding shares of the Preferred Stock or the Class A Preferred Stock, shall be entitled to receive $100.00 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Series 2007A Preference Stock for any prior dividend periods, before any distribution of assets may be made to the holders of the Company’s common stock. Available assets, if insufficient to pay the amounts payable on all outstanding series of Preference Stock, are to be distributed pro rata to the payment, first of the amount per share payable on each outstanding series of Preference Stock, second of accrued dividends, if any, with respect to each series of Preference Stock, and third of any premium.

Transfer Agent, Registrar and Paying Agent

Southern Company Services, Inc. will be the transfer agent, registrar and paying agent for the Series 2007A Preference Stock.

Voting Rights

Except as hereinafter set forth or when some mandatory provisions of law is controlling, the holders of the Series 2007A Preference Stock will have no voting power.

The holders of the Series 2007A Preference Stock are not entitled to vote generally in the election of directors. However, the Company’s Board of Directors and the holders of a majority of the outstanding shares of the Company’s common stock may amend the Company’s Charter to provide that the holders of the Series 2007A Preference Stock will be entitled to vote in the election of directors, with each outstanding share of the Series 2007A Preference Stock to be entitled to one-tenth of a vote. Each outstanding share of the Company’s common stock is entitled to one vote in the election of directors, each outstanding share of the Preferred Stock is entitled to one vote in the election of directors and each outstanding share of the Class A Preferred Stock is entitled to one-fourth of a vote in the election of directors.

In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the Series 2007A Preference Stock, the holders of such Series 2007A Preference Stock will have the right, voting together as a single class with holders of shares of any one or more other series of Preference Stock, Preferred Stock and Class A Preferred Stock upon which like voting rights are then exercisable, to elect two members of the Company’s Board of Directors, and the size of the Company’s Board of Directors will be increased accordingly to effect such election. The rights of such holders of Series 2007A Preference Stock to elect (voting together as a single class with the holders of any one or more other series of Preference Stock, Preferred Stock and Class A Preferred Stock upon which like voting rights are then exercisable) two members of the Company’s Board of Directors will continue until such time as full dividends on such Series 2007A Preference Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of a subsequent failure to pay dividends of the character described above. Upon termination of the right of the holders of shares of Preference Stock, Preferred Stock and Class A Preferred Stock to vote together as a single class to elect two directors, the term of the office of the two directors then in office elected by such holders voting as a single class will terminate immediately.

In addition, so long as any shares of the Series 2007A Preference Stock are outstanding, the affirmative vote of at least a majority of the voting power of the outstanding shares of all series of Preference Stock will be required for:

•	the increase of the authorized shares of Preferred Stock or Class A Preferred Stock or the authorization or creation of any other class of stock preferred as to dividends or assets over the Preference Stock; or

•	any change of the rights and preferences of the Series 2007A Preference Stock and any other outstanding series of Preference Stock in any manner so as to affect adversely the holders thereof; provided, however, that if any change would affect adversely the holders of only the Series 2007A Preference Stock and one or more other series of the Preference Stock, but not other series of the Preference Stock, only the vote of the holders of at least a majority of the voting power of the outstanding shares of the Series 2007A Preference Stock and the other series so affected shall be required.

The Company may create and issue new series of Preference Stock, Preferred Stock or Class A Preferred Stock without the consent of the holders of the Series 2007A Preference Stock.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company (“DTC”) will act as the initial securities depository for the Series 2007A Preference Stock. The Series 2007A Preference Stock will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series 2007A Preference Stock certificates will be issued, representing in the aggregate the total par amount of the Series 2007A Preference Stock, and will be deposited with Southern Company Services, Inc. on behalf of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as

amended (the “1934 Act”). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services, highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Series 2007A Preference Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2007A Preference Stock on DTC’s records. The ownership interest of each actual purchaser of Series 2007A Preference Stock (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2007A Preference Stock. Transfers of ownership interests in the Series 2007A Preference Stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2007A Preference Stock, except in the event that use of the book-entry system for the Series 2007A Preference Stock is discontinued.

To facilitate subsequent transfers, all Series 2007A Preference Stock deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2007A Preference Stock with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2007A Preference Stock. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2007A Preference Stock is credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the shares of the Series 2007A Preference Stock are being redeemed, DTC’s practice is to determine by lot the number of shares of Series 2007A Preference Stock of each Direct Participant to be redeemed.

Although voting with respect to the Series 2007A Preference Stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2007A Preference Stock unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct

Participants to whose accounts Series 2007A Preference Stock is credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series 2007A Preference Stock will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of the global Series 2007A Preference Stock will not be entitled to receive physical delivery of the Series 2007A Preference Stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2007A Preference Stock. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Series 2007A Preference Stock.

DTC may discontinue providing its services as securities depository with respect to the Series 2007A Preference Stock at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2007A Preference Stock certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2007A Preference Stock. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2007A Preference Stock at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2007A Preference Stock will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to the underwriters (the “Underwriters”) and each of the Underwriters has severally agreed to purchase from the Company the number of shares of the Series 2007A Preference Stock set opposite its name below:

Number of
Name	Shares
Citigroup Global Markets Inc.	1,012,500
Lehman Brothers Inc.	1,012,500
Cabrera Capital Markets, LLC	45,000
CastleOak Securities, L.P.	45,000
Loop Capital Markets, LLC	45,000
Toussaint Capital Partners, LLC	45,000
The Williams Capital Group, L.P.	45,000

Total	2,250,000

In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Series 2007A Preference Stock offered hereby, if any of the Series 2007A Preference Stock is purchased.

The Underwriters propose initially to offer all or part of the Series 2007A Preference Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2007A Preference Stock to certain securities dealers at such price less a concession not in excess of $1.00 per share of the Series 2007A Preference Stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.50 per share of the Series 2007A Preference Stock to certain brokers and dealers. After the initial public offering, the public offering price concession and discount may be changed.

The Series 2007A Preference Stock is a new issue of securities with no established trading market. The Series 2007A Preference Stock will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series 2007A Preference Stock after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2007A Preference Stock or that an active public market for the Series 2007A Preference Stock will develop. If an active public trading market for the Series 2007A Preference Stock does not develop, the market price and liquidity of the Series 2007A Preference Stock may be adversely affected.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company’s expenses associated with the offer and sale of the Series 2007A Preference Stock are estimated to be $280,000.

The Company has agreed, that during the period 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any shares of the Company’s preference stock, any security convertible into, exchangeable into or exercisable for shares of the Company’s preference stock or any securities substantially similar to the Series 2007A Preference Stock (except for the Series 2007A Preference Stock issued pursuant to the Underwriting Agreement), without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc.

In order to facilitate the offering of the Series 2007A Preference Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2007A Preference Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series 2007A Preference Stock for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2007A Preference Stock, the Underwriters may bid for, and purchase, Series 2007A Preference Stock in the open market. The Underwriters may reclaim selling concessions allowed to dealers for distributing Series 2007A Preference Stock in the offering, if the Underwriters repurchase previously distributed Series 2007A Preference Stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2007A Preference Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2007A Preference Stock. In addition, neither the Company nor any Underwriter makes any representation that any Underwriter will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

It is expected that delivery of the Series 2007A Preference Stock will be made, against payment for the Series 2007A Preference Stock, on or about October 11, 2007, which will be the fifth business day following the pricing of the Series 2007A Preference Stock. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2007A Preference Stock who wish to trade the Series 2007A Preference Stock on the date of this Prospectus Supplement or the next succeeding business day will be required, because the Series 2007A Preference Stock initially will settle within five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series 2007A Preference Stock who wish to trade on the date of this Prospectus Supplement or the next succeeding business day should consult their own legal advisors.

The Underwriters and their affiliates have engaged and may in the future engage in advisory, commercial and investment banking services with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

LEGAL MATTERS

The validity of the Series 2007A Preference Stock and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Underwriters by Dewey & LeBoeuf LLP, New York, New York. From time to time, Dewey & LeBoeuf LLP acts as counsel to affiliates of the Company for some matters.

PROSPECTUS

Georgia Power Company

Class A Preferred Stock

Preference Stock

Depositary Preference Shares,
each representing a fraction of a share
of Preference Stock

Senior Notes

Junior Subordinated Notes

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See “Risk Factors” on page 2 for information on certain risks related to the purchase of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 28, 2007

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Georgia Power Company (the “Company”) may sell, in one or more transactions,

• Class A preferred stock (the “new Stock”)

• preference stock (the “Preference Stock”)

•	depositary shares, each representing a fraction of a share of Preference Stock (the “Depositary Shares”)

• senior notes (the “Senior Notes”)

• junior subordinated notes (the “Junior Subordinated Notes”)

in one or more offerings. This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”

RISK FACTORS

Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

AVAILABLE INFORMATION

The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments of and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 has been filed with the Commission pursuant to the 1934 Act and is incorporated in this Prospectus by reference and made a part of this Prospectus.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated in this Prospectus by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to Daniel M. Lowery, Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone: (404) 506-6526.

GEORGIA POWER COMPANY

The Company is a wholly-owned subsidiary of The Southern Company (“Southern”). The Company was incorporated under the laws of the State of Georgia on June 26, 1930, and admitted to do business in Alabama on September 15, 1948. Effective July 1, 2006, Savannah Electric and Power Company, formerly a wholly-owned subsidiary of Southern, was merged with and into the Company. The Company is engaged in the generation and purchase of electric energy and the transmission, distribution and sale of such energy within the State of Georgia at retail in over 600 communities (including Athens, Atlanta, Augusta, Columbus, Macon, Rome, Savannah and Valdosta), as well as in rural areas, and at wholesale currently to 39 electric cooperative associations through Oglethorpe Power Corporation, a corporate cooperative of electric membership corporations in Georgia, and to 50 municipalities, 48 of which are served through the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia. The Company and one of its affiliates, Alabama Power Company, each owns 50% of the common stock of Southern Electric Generating Company (“SEGCO”). SEGCO owns electric generating units near Wilsonville, Alabama. The principal executive offices of the Company are located at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, and the telephone number is (404) 506-6526.

SELECTED INFORMATION

The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated by reference in this Prospectus or elsewhere in this Prospectus, is qualified in its entirety by reference to those documents and, therefore, should be read together with those documents.

Georgia Power Company

Business	Generation, transmission, distribution and sale of electric energy

Service Area	Approximately 59,200 square miles comprising most of the State of Georgia

Customers at December 31, 2006	2,305,676

Generating Capacity at December 31, 2006 (kilowatts)	15,995,224

Sources of Generation during 2006 (kilowatt-hours)	Coal (75%), Nuclear (18%), Gas and Oil (6%), Hydro (1%)

Certain Ratios

The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

	Year Ended December 31,
	2002	2003	2004	2005	2006

Ratio of Earnings to Fixed Charges(1)	4.96	4.96	5.05	4.87	4.72
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)(2)	4.95	4.95	4.99	4.79	4.62

(1)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction; and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction.
(2)	In computing this ratio, “Preferred Dividend Requirements” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

USE OF PROCEEDS

Except as may be otherwise described in an applicable Prospectus Supplement, any proceeds received by the Company from the sale of the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes or the Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

DESCRIPTION OF THE NEW STOCK

Set forth below is a description of the general terms of the new Stock. The statements in this Prospectus concerning the new Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Charter of the Company (the “Charter”) and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part for complete statements and for the definitions of various terms. The general provisions which apply to the preferred stock of the Company of all classes, which are now or may at a later time be authorized or created, are set forth in the Charter.

General

The new Stock will be issued in series of the Company’s Class A Preferred Stock to be established and designated by an amendment to the Charter.

As of December 31, 2006, there were 1,800,000 outstanding shares of the Class A Preferred Stock. The Class A Preferred Stock has a par value of $25 per share. In addition to the Class A Preferred Stock, the Company has authorized 5,000,000 shares of Preferred Stock, with a par value of $100 per share. As of December 31, 2006, there were no outstanding shares of the Preferred Stock.

The new Stock will not be subject to further calls or assessment by the Company.

Any proposed listing of the new Stock on a securities exchange will be described in the applicable Prospectus Supplement.

Transfer Agent and Registrar

Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent for the new Stock will be Southern Company Services, Inc., 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, which will also serve as the registrar.

Dividend Rights and Provisions

Dividends on the new Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the new Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.

The applicable Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions

The redemption provisions applicable to the new Stock will be described in the applicable Prospectus Supplement.

Voting Rights

The applicable Prospectus Supplement will describe the voting rights for each series of the new Stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and Class A Preferred Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series before any distribution of assets may be made to the holders of the Company’s Preference Stock or Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and Class A Preferred Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends and third of any premium.

Sinking Fund

The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the applicable Prospectus Supplement.

Other Rights

The holders of the new Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.

DESCRIPTION OF THE PREFERENCE STOCK

Set forth below is a description of the general terms of the Preference Stock. The statements in this Prospectus concerning the Preference Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Charter and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part for complete statements and for the definitions of various terms. The general provisions which apply to all series of the Preference Stock, which are now or may at a later time be authorized or created, are set forth in the Charter.

General

The Preference Stock will be issued in series to be established and designated by an amendment to the Charter.

As of December 31, 2006, there were no outstanding shares of the Preference Stock. The Preference Stock has a par value of $100 per share. The Preference Stock ranks junior to the Preferred Stock and the Class A Preferred Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. The Preference Stock ranks senior to the Company’s Common Stock and to any other securities the Company may issue in the future that by their terms rank junior to the Preference Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. All shares of the Preference Stock will rank on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

The Preference Stock will not be subject to further calls or assessment by the Company.

Any proposed listing of the Preference Stock on a securities exchange will be described in the applicable Prospectus Supplement.

Transfer Agent and Registrar

Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent for the Preference Stock will be Southern Company Services, Inc., 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, which will also serve as the registrar.

Dividend Rights and Provisions

Dividends on the Preference Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the Preference Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.

The applicable Prospectus Supplement will set forth the dividend rate provisions of the Preference Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions

The redemption provisions applicable to the Preference Stock will be described in the applicable Prospectus Supplement.

Voting Rights

The applicable Prospectus Supplement will describe the voting rights for each series of the Preference Stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, the holders of the Preference Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series before any distribution of assets may be made to the holders of the Company’s Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preference Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends and third of any premium.

Sinking Fund

The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the Preference Stock will be set forth in the applicable Prospectus Supplement.

Other Rights

The holders of the Preference Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

Set forth below is a description of the general terms of the Depositary Shares. The statements in this Prospectus concerning the Depositary Shares and the Deposit Agreement (as defined below) are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the Deposit Agreement (which contains the form of Depositary Receipt (as defined below)), a form of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

General

The Company may, at its option, elect to offer Depositary Shares. Each Depositary Share will represent a fraction of a share of Preference Stock as described in the Prospectus Supplement. The shares of Preference Stock represented by the Depositary Shares will be deposited under a Deposit Agreement (the “Deposit Agreement”), among the Company, the Depositary named in the Deposit Agreement (the “Depositary”) and all holders from time to time of the depositary receipts (the “Depositary Receipts”) issued under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preference Stock (including dividend, voting and liquidation rights) and subject, proportionately, to all of the limitations of the Preference Stock contained in the Charter summarized under “Description of the Preference Stock” in this Prospectus. The Depositary Shares are evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

Any proposed listing of the Depositary Shares on a securities exchange will be described in the Prospectus Supplement.

Issuance of Depositary Receipts

Immediately following the issuance of the Preference Stock, the Company will deposit the Preference Stock with the Depositary, which will then execute and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the underwriters or purchasers. Depositary Receipts will be issued evidencing only whole Depositary Shares.

Withdrawal of Preference Stock

Upon surrender of Depositary Receipts at the corporate trust office of the Depositary, the owner of the Depositary Shares evidenced by such Depositary Receipts is entitled to delivery at such office of certificates evidencing the number of shares of Preference Stock (but only in whole shares of Preference Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preference Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the Preference Stock, except as represented by the Depositary Shares.

Redemption of Depositary Shares

The Depositary Shares will be redeemed, upon not less than 15 nor more than 60 days’ notice, using the cash proceeds received by the Depositary resulting from the redemption, in whole or in part, at the Company’s option, but subject to the applicable terms and conditions, of shares of Preference Stock held by the Depositary. The redemption price per Depositary Share will be equal to the fraction of the redemption price per share applicable to the Preference Stock. Whenever the Company redeems shares of the Preference Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preference Stock so redeemed. If less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be) or by lot or by such other equitable method as the Depositary may determine.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received in respect of Preference Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such property, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.

Record Date

Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preference Stock or (ii) the Depositary shall receive notice of any meeting at which holders of Preference Stock are entitled to vote or of which holders of Preference Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the record date fixed by the Company with respect to the Preference Stock) for the determination of the holders of Depositary Receipts who shall be entitled to (y) receive such dividend, distribution, rights, preferences or privileges or the net proceeds of such sale or (z) give instructions for the exercise of voting rights at such meeting or receive notice of such meeting.

Voting Preference Stock

Upon receipt of notice of any meeting at which the holders of Preference Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. The record holders of Depositary Receipts on the record date (which will be the same date as the record date for the Preference Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preference Stock represented by their respective Depositary Receipts. The Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Preference Stock represented by such Depositary Receipts in accordance with such instructions, and the Company has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preference Stock to the extent it does not receive specific instructions from the holders of the Depositary Receipts.

Amendment and Termination of Deposit Agreement

The form of the Depositary Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended or modified in any respect by agreement between the Company and the Depositary. Any amendment which imposes any fees or charges (other than taxes, fees and charges provided for in the Deposit Agreement) on the holders of Depositary Receipts, or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not become effective as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Depositary Receipts. Every holder of an outstanding Depositary Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of the holder of any Depositary Receipt, subject to the conditions of the Deposit Agreement, to surrender such Depositary Receipt and receive the Preference Stock represented by such Depositary Receipt, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders of Depositary Receipts and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to collect dividends and other distributions pertaining to the Preference Stock and deliver Preference Stock together with such dividends and distributions and the net proceeds of any sale of any rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the Preference Stock then held by it at public or private sale at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it, without liability for interest, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. Any such moneys unclaimed by the holders of Depositary Receipts more than two years from the date of termination of the Deposit Agreement will, upon request of the Company, be paid to it, and after such payment, the holders of Depositary Receipts entitled to the funds so paid to the Company shall look only to the Company for payment without interest. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary.

Charges of Depositary

The Company will pay all charges of the Depositary including charges for the initial deposit of the Preference Stock and delivery of Depositary Receipts and withdrawals of Preference Stock by the holders of Depositary

Receipts, except for taxes (including transfer taxes, if any) and such charges as are expressly provided in the Deposit Agreement to be at the expense of the persons depositing Preference Stock or holders of Depositary Receipts.

Miscellaneous

The Depositary will make available for inspection by holders of Depositary Receipts at its corporate trust office any reports and communications received from the Company which are made generally available to the holders of Preference Stock by the Company.

Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary and the Company under the Deposit Agreement are limited to performance in good faith of their duties under the Deposit Agreement, and they are not obligated to prosecute or defend any legal proceeding in respect of the Preference Stock, the Depositary Receipts or the Depositary Shares unless satisfactory indemnity is furnished. The Depositary and the Company may rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

The Depositary may at any time resign or be removed by the Company, effective upon the acceptance by its successor of its appointment.

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of January 1, 1998, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used in this Prospectus are defined in the Senior Note Indenture.

General

The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company, aggregating approximately $74,000,000 outstanding at December 31, 2006. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default

The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a) failure for 10 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

(b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

(e) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest of any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of senior notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Senior Note Indenture Trustee

The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Bank of New York, the Senior Note Indenture Trustee, also serves as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of the Company or certain affiliates of the Company are outstanding.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of June 1, 1997, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the Subordinated Note Indenture.

General

The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes.

The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

Subordination

The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2006, Senior Indebtedness of the Company aggregated approximately $5,283,000,000.

Additional Interest

“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Certain Covenants

The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock or (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Events of Default

The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:

(a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in the definition of Additional Interest in the Subordinated Note Indenture) on such unpaid interest, when due on an interest payment date other than at maturity or upon earlier redemption;

provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

(b) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in the definition of Additional Interest in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

(e) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) of any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Subordinated Note Indenture Trustee

The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Bank of New York, the Subordinated Note Indenture Trustee, also serves as Senior Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York, and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of the Company or certain affiliates of the Company are outstanding.

Governing Law

The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

PLAN OF DISTRIBUTION

The Company may sell the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes may be listed.

If underwriters participate in the sale, such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The new Stock, the Preference Stock, the Depositary Shares, the Senior Notes or the Junior Subordinated Notes may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes and the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York. From time to time, Dewey Ballantine LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

2,250,000 Shares

6.50% Series 2007A Preference Stock
Non-Cumulative, Par Value $100 Per Share

Prospectus Supplement

Joint Book-Running Managers

Citi	Lehman Brothers

Co-Managers

Cabrera Capital Markets, LLC
CastleOak Securities, L.P.
Loop Capital Markets, LLC
Toussaint Capital Partners, LLC
The Williams Capital Group, L.P.

October 3, 2007